Exhibit 10.1

BUILDINGS C, D AND AMENITY CENTER
LEASE AGREEMENT

by and between

ARE-SD REGION NO. 48 LLC,
a Delaware limited liability company,
as Landlord
and

QUIDEL CORPORATION,
a Delaware corporation,
as Tenant

Dated as of January 5, 2018

TABLE OF CONTENTS

1.	Premises, Parking Areas	1
2.	Term	2
3.	Renewal Options	2
4.	Rent	3
5.	Alterations	7
6.	Use of Premises and Land; Compliance with Law; Access	8
7.	Land Owned By Landlord Other Than Premises	9
8.	Insurance.	9
9.	Mutual Waiver of Subrogation Rights	10
10.	Damages to Premises	11
11.	Condemnation	12
12.	Maintenance and Repairs; Utilities	13
13.	Assignment and Subletting	15
14.	Signs and Fixtures	16
15.	Liens	17
16.	Waivers	17
17.	Quiet Enjoyment and Impairment of Use	17
18.	Tenant’s Self-Help Rights	18
19.	Events of Default; Remedies	18
20.	Subordination; Attornment	21
21.	Surrender of Premises	21
22.	Holding Over	22
23.	Notices	23
24.	Parking Areas	24
25.	No Brokers	24
26.	Remedies Cumulative	24
27.	Short Form Lease	25
28.	Estoppel Certificates	25
29.	Governing Law, Jurisdiction, and Venue	25
30.	Specific Enforcement; Attorneys’ Fees	26
31.	WAIVER OF JURY TRIAL	26
32.	Interpretation	26
33.	Entire Agreement	27
34.	Counterparts	27
35.	Indemnification	27
36.	Additional Development	31
37.	CASp Inspection	31
38.	Must Take Space	32
39.	Environmental Requirements	35

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40.	OFAC	38
41.	Financial Information	38
42.	Severability	38
43.	EV Charging Stations	39
44.	Force Majeure	38
45.	Certain Defined Terms	39

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LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made as of January 5, 2018 (the “Effective Date”), by and between ARE-SD REGION NO. 48, LLC, a Delaware limited liability company (“Landlord”), and Quidel Corporation, a Delaware corporation (“Tenant”).
WHEREAS, Quidel Cardiovascular, Inc., a Delaware corporation, an affiliate of Tenant, as Seller (“Seller”), and Landlord, as Buyer, have entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated November 20, 2017 (the “Purchase Agreement”);
WHEREAS, pursuant to the Purchase Agreement, Landlord is acquiring from Seller title to the real property located at 9965, 9975, 9985 and 9995 Summers Ridge Road, San Diego, California 92121 and legally described and depicted on Exhibit A (the “Land”), together with the Buildings (each, a “Building”) and other structures and improvements appurtenant thereto, including the Premises (defined below) (to the extent acquired pursuant to the Purchase Agreement, and collectively with the Land, the “San Diego Facility”); and
WHEREAS, as contemplated by the Purchase Agreement, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord, in accordance with the terms and conditions of this Lease.
WITNESSETH:
1.Premises, Parking Areas.
(a)    Upon and subject to the terms, covenants, and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain real estate which consists of approximately 192,070 square feet (the “Premises”) comprising all of Building C (92,570 rentable square feet) located at the portion of the Land commonly known as 9985 Summers Ridge Road, San Diego, California 92122 (“Building C”); all of Building D (71,644 rentable square feet) located at the portion of the Land commonly known as 9965 Summers Ridge Road, San Diego, California 92122 (“Building D”); and all of the Amenity Center (27,856 rentable square feet located in Building A at 9975 Summers Ridge Road, San Diego, California 92122, comprising the cafeteria, gymnasium, reception area, training rooms, facilities storage and facilities workshop, each located on the first floor of Building A at the San Diego Facility and depicted on Exhibit B (“Amenity Center”). The rentable square footage figures set forth in this Section 1(a) are agreed upon by the parties and deemed to be true and correct, notwithstanding any subsequent remeasurement of the Premises or the components thereof.
(b)    Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby grants to Tenant at no additional expense and subject to the non-exclusive rights of other tenants which shall not include assigned parking spaces, and Tenant hereby accepts such grant of, a non-exclusive license to use certain parking spaces which are located on the Land (the “Parking Areas”).
(c)    Except as expressly set forth herein, Tenant shall accept the Premises in its otherwise existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

(d)    See Section 38 (Must Take Space).
2.Term. The term of this Lease (the “Term”) shall commence as of the Closing Date (as defined in the Purchase Agreement) (the “Commencement Date”), and expire at 11:59 pm on the date that is fifteen (15) years after the last day of the calendar month in which the Commencement Date occurs (or such earlier date as this Lease may otherwise terminate in accordance with its terms, covenants, conditions, and provisions). The Initial Term may be extended by Tenant exercising the renewal options pursuant to Section 3. “Lease Year” means the twelve (12) month period commencing on the first day of the first calendar month following the Commencement Date and each consecutive period of twelve (12) calendar months thereafter during the Term (as defined below).
3.Renewal Options. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
(a)    Extension Rights. Tenant shall have two (2) consecutive rights (each, an “Extension Right”) to extend the Term of this Lease for five (5) years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Improvement Allowance (as defined in Section 38(c) below)) by giving Landlord written notice of its election to exercise each Extension Right at least twelve (12) months prior, and no earlier than twenty-one (21) months prior, to the expiration of the initial Term of the Lease or the expiration of any prior Extension Term.
Base Rent shall be adjusted on the commencement date of such Extension Term and on each annual anniversary of the commencement of such Extension Term by multiplying the Base Rent payable immediately before such adjustment for each portion of the Premises by applicable rent adjustment percentage set forth in the rent tables in Section 4(a)(ii) and 38(a)(ii) respectively (i.e., such that the rent adjustment percentage for that portion of the Premises consisting of Building C and Building D shall be 3% and the rent adjustment percentage for that portion of the Premises consisting of the Amenity Center and the Must Take Premises shall be 2.5%) and adding the resulting amount to the Base Rent payable immediately before such adjustment.
(b)    Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion; provided, however, that such Extension Rights are transferrable in conjunction with an assignment consented to by Landlord pursuant to Section 13 hereof.
(c)    Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:
(i)    during any period of time that there is a currently pending Event of Default by Tenant under any provision of this Lease; or
(ii)    if Tenant committed an Event of Default under any provision of this Lease three (3) or more times, whether or not the Event of Default are cured, during the twelve

(12) month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Events of Default are cured.
(d)    No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.
(e)    Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, Tenant has committed an Event of Default three (3) or more times.
4.Rent.
(a)    Base Rent.
(i)    Tenant shall pay to Landlord base rent (“Base Rent”) for the components of the Premises from and after the Commencement Date at rates set forth in the chart in Section 4(a)(ii) below and shall be subject to adjustment on the first day of each new Lease Year thereafter and each anniversary of such date thereafter occurring during the Initial Term (each, a “Base Rent Adjustment Date”), to equal one hundred three percent (103%) of the Base Rent in effect immediately prior to the applicable Base Rent Adjustment Date with respect to Building C and Building D, and one hundred two and one-half percent (102.5%) of the Base Rent in effect immediately prior to the applicable Base Rent Adjustment Date with respect to the Amenity Center. Base Rent shall be payable in equal monthly installments equal to one-twelfth (1/12) of the then-applicable Base Rent, in advance on the first Business Day of each calendar month. If the Commencement Date is other than the first day of the month, Base Rent shall be pro-rated during the first calendar month of the Term in accordance with Section 4(d). Except as otherwise expressly set forth herein, there shall be no abatement, deduction or set-off permitted against the Base Rent or Additional Rent payable under this Lease.

BASE RENT TABLE
	Building C Lab	Building D Lab	Amenity Center
RSF Annual Increases	92,570 RSF 3.00%	71,644 RSF 3.00%	27,856 RSF 2.50%
	$/SF/Mo$/Year	$/SF/Mo$/Year	$/SF/Mo$/Year
Year 1	$2.652,943,726	$2.652,278,279	$2.50835,680
Year 2	$2.733,032,038	$2.732,346,628	$2.56856,572
Year 3	$2.813,122,999	$2.812,417,026	$2.63877,986
Year 4	$2.903,216,689	$2.902,489,537	$2.69899,936
Year 5	$2.983,313,190	$2.982,564,223	$2.76922,434
Year 6	$3.073,412,585	$3.072,641,150	$2.83945,495
Year 7	$3.163,514,963	$3.162,720,385	$2.90969,133
Year 8	$3.263,620,412	$3.262,801,996	$2.97993,361
Year 9	$3.363,729,024	$3.362,886,056	$3.051,018,195
Year 10	$3.463,840,895	$3.462,972,638	$3.121,043,650
Year 11	$3.563,956,122	$3.563,061,817	$3.201,069,741
Year 12	$3.674,074,805	$3.673,153,671	$3.281,096,485
Year 13	$3.784,197,049	$3.783,248,281	$3.361,123,897
Year 14	$3.894,322,961	$3.893,345,730	$3.451,151,994
Year 15	$4.014,452,650	$4.013,446,102	$3.531,180,794
TOTAL	$54,750,106	$42,373,519	$14,985,352

(b)    Additional Rent. During the Term, in addition to Base Rent, Tenant shall pay to Landlord as Additional Rent (i) Building Operating Expenses attributable to each Computation Year; (ii) Tenant’s Project Share of Project Expenses attributable to each Computation Year; (iii) a management fee equal to one percent (1%) of Base Rent; (iv) any Building Operating Expenses and Tenant’s Project Share of Project Expenses applicable to the Abbott Premises or the San Diego Facility which Abbott is not required to pay or reimburse Landlord for under the Abbott Leases; (v) any Taxes or other Building Operating Expenses or personal property taxes that Landlord is unable to invoice or require payment from Abbott for due to time limitations or otherwise pursuant to the terms of the Abbott Leases (e.g., because of timing restrictions on delivery of a final reconciliation statement for Project Expenses, Building Operating Expenses and Taxes); and (vi) Landlord’s insurance costs and expenses (including the Insurance Expenses) allocable to the premises leased by Abbott under the Abbott Leases to the extent the same is not unequivocally required to be reimbursed by Abbott under the Abbott Leases. It is the intent of the parties that Tenant’s payment of Base Rent and Abbott’s payment of Base Rent (as defined in the Abbott Leases) are intended to be on an absolute triple net basis for the San Diego Facility.
(c)    Payment of Additional Rent.
(i)    Within thirty (30) days prior to the end of each Computation Year, Landlord shall deliver Notice to Tenant of Landlord’s good faith estimate of the total amounts to be payable by Tenant under Section 4(b) for the following Computation Year, together with reasonable documentation in support of such good faith estimate, and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first Business Day of each calendar month for such following Computation Year. Landlord’s then-current annual operating and capital budgets for the San Diego Facility shall be used for purposes of calculating Tenant’s monthly payment of estimated Additional Rent for the corresponding Computation Year, subject to adjustment as provided herein.
(ii)    By April 1 of each calendar year following the initial Computation Year, Landlord shall provide Tenant with a statement (the “Annual Statement”) showing the actual Additional Rent due to Landlord for the prior Computation Year and setting forth in reasonable detail the basis for the calculation of actual Additional Rent, together with reasonable supporting documentation. If the total of the monthly payments of Additional Rent that Tenant has made for the prior Computation Year is less than the actual Additional Rent chargeable to Tenant for such prior Computation Year, then Tenant shall pay the difference in a lump sum within fifteen (15) Business Days after receipt of such statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior Computation Year shall, at Tenant’s option, be either credited towards the Additional Rent next due or returned to Tenant in a lump sum payment within fifteen (15) Business Days.
(iii)    Landlord shall endeavor to make the final determination of Additional Rent for the Computation Year in which this Lease expires or terminates as soon as possible after the end of such Computation Year, but in no event later than ninety (90) days thereafter or as soon as practicable thereafter. With respect to the Computation Year in which this Lease expires or terminates, even if the Term has expired or terminated and Tenant has vacated the Premises, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to pay any Expenses to Landlord which are first billed by the Landlord after the date which is twelve (12) months after the expiration of the Term, except for Taxes for which Tenant is responsible under this Lease and/or any costs for which Landlord is billed after the expiration of such 12-month period.
(d)    General Payment Terms. Base Rent, Additional Rent, and all other sums payable by Tenant to Landlord hereunder are referred to as the “Rent”. All Rent shall be paid by wire transfer of immediately available funds to a bank account or accounts designated in writing by Landlord. The Rent for any fractional part of a calendar month shall be a prorated amount of the Rent for such calendar month based upon actual days elapsed.
(e)    Interest. Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord after expiration of all applicable notice and cure periods, shall bear interest from the date such payment was originally due under this Lease until paid at the Default Rate (as defined below); provided, however, with respect to the first late payment of Rent in any consecutive twelve (12) calendar month period, interest shall not begin to accrue unless Tenant fails to pay such Rent within five (5) days after receipt of written notice from Landlord notifying Tenant of its failure to timely pay Rent. In addition, Tenant shall pay all costs and attorneys’ fees incurred by Landlord in collection of such amounts.
(f)    Audit Rights. Tenant shall have the right to appoint an independent internationally or nationally recognized independent accounting firm (the “Auditor”), which Auditor shall be subject to Landlord’s reasonable approval, working pursuant to a fee arrangement other than a contingent fee, to audit the Landlord’s records related to the Expenses for any Computation Year, including the right to review and inspect the books, records, data files and other information with respect thereto, to the extent required to determine compliance with this Lease, upon reasonable prior Notice to the Landlord delivered within six (6) months after Tenant’s receipt of the Annual Statement from Landlord with respect to such Computation Year subject to such audit. Tenant may not exercise the rights granted pursuant to the foregoing sentence more than once in any twelve (12) month period and any inspection may only occur upon reasonable advance Notice, during normal business hours and shall not unnecessarily interfere with the Landlord’s normal operations. If the Auditor determines that the amount of Expenses billed to Tenant by Landlord was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Auditor’s decision, without interest. The decision of the Auditor shall be in writing and, save for manifest error, shall be binding on both parties. The costs and expenses of the Auditor shall be borne by the Tenant, provided, however, that if the Auditor determines that there has been an overpayment of Expenses for any Computation Year, in the aggregate, by more than five percent (5%), Landlord shall be responsible for the reasonable costs and expenses of the Auditor.
(g)    Property Tax Appeal Rights. In the event that, following receipt of Notice from Tenant requesting that Landlord pursue an appeal, protest or contest of property Taxes relating to the San Diego Facility, Landlord elects not to pursue, or fails to commence such appeal, protest or contest prior to the earlier of (i) sixty (60) days after receipt of such Notice and (ii) the date on which such appeal, protest or contest is due, Tenant, at its sole cost and expense, shall have the right to pursue an appeal, protest or contest of property Taxes relating to the Building or the Premises; provided that Tenant notifies Landlord not less than seven (7) Business Days in advance that it is in fact pursuing such an appeal, protest or contest. Landlord, at no out-of-pocket cost and expense to Landlord, shall reasonably cooperate with any such appeal, protest or contest, including without limitation by executing any filings, authorizations, documents or other instruments reasonably required for Tenant to pursue in good faith such appeal, protest or contest; provided, however, in no event shall Tenant settle any such dispute without obtaining Landlord’s prior reasonable approval with respect thereto. Notwithstanding the foregoing to the contrary, in the event that the tenant under either Abbot Leases (as defined in Section 38(a)) is exercising its right to appeal, protest or contest property Taxes relating to the San Diego Facility pursuant to rights in its lease agreement, then Tenant shall not have the right to appeal, protest or contest property Taxes pursuant to this Section 4(g) for such calendar year.
(h)    Amenity Center. Tenant, at its sole cost and expense, shall be responsible for the operation and maintenance of the Amenity Center in a first class manner and otherwise consistent with the obligations of the Landlord under the Abbot Leases. At least thirty (30) days prior to commencement of any calendar year, Tenant shall furnish Landlord with an operating budget for the Amenity Center for the following calendar year for Landlord’s reasonable approval. Under the terms and conditions of the Abbott Leases (as defined in Section 38(a)), Abbott is obligated to pay for a portion of the Amenity Center Operating Expenses (referred under the Abbott Leases as Shared Space Operating Expenses). At least thirty (30) days prior to the date that Landlord is required to furnish any estimate or reconciliation statement to Abbott under the Abbott Leases with respect to Amenity Center Operating Expenses, Tenant shall provide Landlord with all information required by Landlord in order for Landlord to perform its obligations under the Abbott Leases with respect to providing estimates or reconciliations with respect thereto. Tenant shall be required to keep and maintain its records with respect to the Amenity Center consistent with sound real estate practices for at least the three (3) prior calendar years. In the event Abbott audits the Amenity Center Operating Expenses pursuant to its rights under the Abbott Leases, then Tenant, at its sole cost and expense, shall cooperate with Landlord in connection therewith and furnish all necessary backup documentation required by Abbott in connection with its audit. In the event Landlord is required to reimburse Abbott with respect to its audit costs as a result of the Amenity Center Operating Expenses being overstated, Tenant shall reimburse Landlord for all such costs. To the extent arising from or in connection with an obligation on the part of Tenant under this Lease including, without limitation, the provisions of this Section 4(h), Tenant shall defend, indemnify and hold Landlord harmless arising from any claim by Abbott that Landlord has failed to comply with it obligations under the Abbott Leases with respect to providing, operating and maintaining the Amenity Center. Following the Commencement Date, Landlord and Tenant shall cooperate to prepare a detailed scope of services that describes the operations and maintenance that Tenant is required to perform with respect to the Amenity Center to comply with its obligations under this Lease, but in no event, unless otherwise agreed to by Landlord, shall such scope omit any responsibilities that the landlord under the Abbott Leases is required to perform with respect to the Amenity Center. Landlord shall enforce the provisions of the Abbott Leases with respect to the Amenity Center.
Landlord shall not enter into any amendment to the Abbott Leases that materially increases Tenant’s obligations under this Section 4(h) without Tenant’s prior written consent which may be granted or withheld in Tenant’s sole discretion.

(i)    Personal Property Taxes. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant.
5.Alterations. Any alterations, additions or improvements to the Premises by Tenant (collectively referred to as “Alterations”) shall be subject to the terms and conditions of this Section 5. Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Building; (c) will not materially and adversely affect the systems or structure of the Building or the San Diego Facility; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) if the aggregate cost of all such Cosmetic Alterations in any consecutive twelve (12) month period does not exceed $500,000. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 5. Notwithstanding anything herein to the contrary, all Material Alterations will require Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. As used herein the term “Material Alteration” shall mean any Alterations that either (i) cost in excess of $500,000, (ii) will materially affect any structural portion of the Premises or San Diego Facility, (iii) will materially affect any Systems (as defined below), and/or (iv) will materially lessen the value of the leasehold improvements based on the value of such leasehold improvements immediately prior to the date of the contemplated Alteration. Landlord shall have the right to require Tenant to remove any such Material Alterations at the expiration or earlier termination of the Term if Landlord provides Tenant with written notice of such removable requirement at the time of its approval of a Material Alteration. Except for Alterations Landlord advises Tenant at the time of their approval are required to be removed, all other Alterations and Tenant Improvements, including, without limitation, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, shall remain upon and be surrendered with the Premises as a part thereof. At least fifteen (15) business days prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord (except that Landlord’s approval with respect to the specifications for Cosmetic Alterations shall not be required); names of contractors, which such contractors shall be subject to Landlord’s reasonable approval; copies of necessary permits and approvals; and evidence of contractor’s insurance in amounts reasonably required by Landlord. Landlord shall not require any bonds, security deposits or similar security instruments for any Alterations or Cosmetic Alterations. Material changes to the plans and specifications must be submitted to Landlord for its reasonable approval. Alterations shall be performed in a good and workmanlike manner, in compliance with all applicable Laws, and free of mechanic’s and materialmen’s liens and of any claims therefor. Personal property, trade fixtures, communications systems, machinery, equipment, and supplemental air conditioning units (not including duct work) installed by Tenant, at its cost and expense, on or in the Premises shall not become part of the Premises, but shall retain their status as personalty and may be removed by Tenant at any time. All Alterations, including Cosmetic Alterations, shall be at Tenant’s sole cost and expense. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant shall reimburse Landlord, as Additional Rent, within thirty (30) days of demand (which such demand shall include reasonable backup documentation), for any actual, reasonable out-of-pocket costs incurred by Landlord in connection with reviewing the plans and specifications with respect to any Tenant Alterations.
6.Use of Premises and Land; Compliance with Law; Access.
(a)    The Premises may be used solely for research and development laboratory, manufacturing, warehousing, related office and such other lawful uses as may be reasonably approved by Landlord (the “Permitted Use”) and otherwise in compliance with the provisions of this Lease. Tenant shall comply with all applicable Laws and will not use or permit any use of the Premises in violation thereof, including the storage, handling, use or disposition of any Hazardous Materials in violation of Environmental Law. Tenant shall maintain and procure at Tenant’s own expense and responsibility all licenses, permits, or inspection certificates required by any Governmental Authority respecting Tenant’s business therein.

(b)    Subject to reimbursement of Expenses as set forth herein, Landlord shall comply with all applicable Laws in the performance by Landlord of its obligations under this Lease and will not use or permit any use of any land adjoining the Premises owned by Landlord (including any structure or improvements thereon) in violation of applicable Law, including the storage, handling, use or disposition of any Hazardous Materials in violation of Environmental Law.
(c)    Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises to prospective tenants (within the last twelve (12) months of the Term), to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building or the San Diego Facility. Except in emergencies or to provide Building services after normal business hours, Landlord shall provide Tenant with twenty-four (24) hours’ prior Notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after normal business hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, in the event that Landlord performs work in the Premises unrelated to Tenant causation or request, and as a result, Tenant’s access to the Premises is materially restricted for at least two (2) consecutive days, then Rent shall abate for the duration of the time period that Tenant’s access to the Premises is so restricted in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the net rentable area of the Premises; provided, however, in no event shall the abatement received by Tenant exceed the proceeds recovered by Landlord from its rental interruption insurance.
7.Land Owned By Landlord Other Than Premises. Landlord reserves, on behalf of itself, and any subsequent owner(s), the right to close temporarily, make alterations or additions to, or change the location of elements of the San Diego Facility (other than the Premises); provided that no such changes shall be permitted which materially interfere with Tenant’s permitted use hereunder, enjoyment of the Premises, or rights or access hereunder.
8.Insurance. (a)    Landlord’s Insurance. Landlord shall, subject to reimbursement as part of Expenses, procure and keep in full force and effect for the Term: (i) Commercial General Liability insurance against claims for bodily injury, death or property damage arising out of the ownership, use, occupancy, or maintenance of the San Diego Facility, having a minimum limit of $10,000,000 per occurrence and in the aggregate; if coverage is written on a “claims made” basis, coverage shall be maintained for at least five (5) years following the expiration or termination of the Term, (ii) All Risk Property/Business Income Insurance upon all Buildings, Building improvements, furniture, fixtures, and merchandise located at the San Diego Facility, but excluding the Tenant’s personal property, furniture, furnishings, trade, or business fixtures and equipment thereon (collectively, “Tenant’s Property”), including, those perils generally covered on a “Causes of Loss-Special Form,” including fire and extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, water damage, accidental collapse, and earthquake, in an amount reasonably determined by Landlord, (iii) Workers’ Compensation Insurance as required by the State of California and in amounts as may be required by applicable statute; and (iv) Employers Liability

Coverage of at least $1,000,000 per occurrence. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may reasonably deem necessary consistent with the insurance carried by other reasonably prudent institutional owners in the San Diego metropolitan area. All such insurance shall be included as part of Expenses.
(b)    Tenant’s Insurance. Tenant shall, at its own cost and expense, procure and keep in full force and effect for the Term: (i) Commercial General Liability insurance against claims for bodily injury, death or property damage arising out of the use, occupancy, or maintenance of the Premises, having a minimum limit of $10,000,000 per occurrence and in the aggregate; if coverage is written on a “claims made” basis, coverage shall be maintained for at least five (5) years following the expiration or termination of the Term, (ii) All Risk Property/Business Interruption Insurance, written at replacement cost value covering all of Tenant’s Property, (iii) Workers’ Compensation Insurance as required by the State of California and in amounts as may be required by applicable statute; and (iv) Employers Liability Coverage of at least $1,000,000 per occurrence.
(c)    Evidence of Coverage. Each of Tenant and Landlord shall deliver to the other party on the Effective Date certificates of insurance for all insurance required to be maintained by such party hereunder. Each party shall, prior to expiration of each insurance policy or promptly after such expiration, furnish the other party with certificates of renewal thereof.
(d)    Insurance Requirements. The minimum limits of policies of insurance required of Tenant and Landlord under this Lease shall in no event limit the liability of such party under this Lease. Such insurance shall (i) be issued by an insurance company having a rating of “A-” or higher from A.M. Best or its successor and licensed to do business in the State of California and (ii) be in form and content complying with the requirements of this Section 8. Tenant shall name Landlord, any mortgagee of Landlord (“Mortgagee”), and Alexandria Real Estate Equities, Inc. as additional insureds. Neither Tenant nor Landlord shall not do or permit to be done anything which invalidates the required insurance policies of such Person hereunder. In the event either Tenant or Landlord shall fail to procure the insurance required of such Person pursuant to this Section 8, the other party may, at its option, after Notice to such party and such party’s failure to obtain such insurance within forty-five (45) days thereafter, procure such policies for the account of such party and the sole benefit of the other party, and such party shall reimburse the party exercising its rights under this Section 8(d) the cost thereof on demand.
9.Mutual Waiver of Subrogation Rights. Whenever (a) any loss, cost, damage, or expense resulting from fire, explosion, or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the San Diego Facility and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage, or expense, then the party so insured thereby releases the other party from any Liability it may have on account of such loss, cost, damage, or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any Person on account thereof; provided that such release of Liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by property insurance of the type described in Section 8. Each party agrees that the property policies of insurance identified in Section 8 shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable property insurance policy..
10.Damages to Premises.
(a)    Repair Estimate. If the Premises are damaged or destroyed by fire, earthquake or other casualty (a “Casualty”), Tenant shall give prompt Notice thereof to Landlord and Landlord shall use good faith efforts to deliver to Tenant within thirty (30) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.
(b)    Tenant’s Rights. If (i) a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in all or a part of the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord reasonably estimates that the damage caused thereby cannot be repaired within three hundred sixty-five (365) days after the date of the Casualty (the “Repair Period”), or (ii) Landlord fails to deliver the Damage Notice by the date that is sixty (60) days after such Casualty and thereafter fails to remedy such failure within ten (10) days after receipt of written notice from Tenant, then Tenant may terminate this Lease by delivering Notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, with such termination effective as of delivery of such termination notice.
(c)    Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and: (i) Landlord reasonably estimates that the damage to the Premises cannot be repaired within the Repair Period; or (ii) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord (a “Material Casualty Event”), then (A) Landlord shall deliver Notice to Tenant setting forth in reasonable detail the basis for Landlord’s determination of such Material Casualty Event and Tenant may, by delivery of Notice to Landlord with thirty (30) days after Tenant’s receipt of Notice of a Material Casualty Event, elect to undertake the repair of such Casualty damage and restore the Premises at Tenant’s cost and expense; provided that Landlord shall reimburse Tenant an amount equal to the insurance proceeds actually received by Landlord in respect of such Casualty damage (as the same may have been reduced by amounts required to be paid to Landlord’s current Mortgagee without the ability to use such proceeds towards the repair or restoration of the Premises and (B) if Tenant does not elect to repair such Casualty damage pursuant to clause (A), Landlord may terminate this Lease by giving Notice of its election to terminate within thirty (30) days after delivery of Notice of such termination to Tenant; provided that Landlord may not exercise the foregoing termination rights as a means to subterfuge Landlord’s obligations under this Lease. Notwithstanding the foregoing, if the Premises are wholly or partially damaged or destroyed within the final six (6) months of the then applicable Term, and Tenant has not exercised Tenant’s Renewal Option, Landlord may, at its option, elect to terminate this Lease upon Notice given to Tenant within thirty (30) days following such Casualty (which termination shall be effective thirty (30) days after the giving of such Notice).

(d)    Repair Obligation. If neither party elects to terminate this Lease following a Casualty and there has not been a Material Casualty Event, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question (as the same may have been reduced by amounts required to be paid to Landlord’s current Mortgagee without the ability to use such proceeds towards the repair or restoration of the Premises). Any deductible payable under Landlord’s insurance policies shall be deemed to be a Building Operating Expense hereunder. Notwithstanding any other provision of this Lease to the contrary, under no circumstances shall Landlord be required to repair, replace or compensate Tenant or any other Person for the repair, restoration or replacement of (i) Tenant’s Property, or (ii) any Leasehold Improvements (as defined below), and Tenant shall promptly repair and replace all such Leasehold Improvements at Tenant’s sole cost and expense. For purposes hereof, the “Leasehold Improvements” shall mean all tenant and other improvements in and to the Premises, including, without limitation, all such tenant and other improvements in, on or to the Building and/or the Premises as of the date of mutual execution and delivery of this Lease and all Alterations made in or to the Building and/or the Premises after the date of mutual execution and delivery of this Lease. Notwithstanding anything contained in this Section 10(d) to the contrary, if the Premises, Building or any other part of the San Diego Facility are wholly or partially damaged or destroyed as a result of the negligence or willful misconduct or omission of Tenant or any of Tenant’s agents, employees, shippers, customers, invitees or contractors (individually a “Tenant Party” or “Tenant Related Party” and collectively the “Tenant Parties” or “Tenant Related Parties”), Tenant shall pay to Landlord the full amount of the deductible under Landlord’s insurance policy and any amounts not insured. This Lease shall continue in full force and effect without any abatement or reduction in Rent or other payments owed by Tenant.
(e)    Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until (i) the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be) or (ii) in the event Tenant elects to undertake the repairs pursuant to Section 10(c), the earlier of (A) the completion of Tenant’s repairs and (B) the expiration of the Repair Period.
(f)    Waiver. The provisions of this Section 10 shall constitute Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises, and Tenant waives and releases all statutory rights and remedies in favor of Tenant in the event of damage or destruction, including without limitation those available under California Civil Code Sections 1932 and 1933(4).
11.Condemnation. If title to all or any portion of the Premises shall be taken by any public or quasi-public use or authority under any statute or by right of eminent domain, or by private purchase in lieu thereof, then the rights of the parties to share in the condemnation award or purchase price thereby resulting shall be governed by the provisions of this Section 11.

(a)    Should all or such material portion of the Premises be taken in such a manner as to materially interfere with Tenant’s use and occupancy thereof, Tenant shall have the right, at any time within thirty (30) days after the date possession of the condemned parcel is given to the condemnor, to terminate this Lease by giving Landlord Notice of such election prior to the expiration of such right, in which event this Lease shall terminate as of the date of such Notice, and all Rent shall be prorated to such date. Any determination of whether a taking results in a material interference with Tenant’s use and occupancy shall be made on the basis of a reasonable person, acting fairly and in good faith. Landlord shall be entitled to (i) any amount paid for the taking of Landlord’s fee interest in the Premises, (ii) any severance damages included in the award, (iii) any amount paid for the taking of the Premises except that paid for any improvements made to the Premises by Tenant which remain the property of Tenant, and (iv) any amount which represents the present worth of rent payments to be made in the future under the provisions of this Lease; and none of Landlord’s interests in the above shall be subject to any diminution or apportionment whatsoever. Tenant shall be entitled to compensation paid under condemnation for the taking of any improvements made to the Premises by Tenant which remain the property of Tenant.
(b)    In the event of a partial taking of the Premises which does not materially interfere with Tenant’s continued use and occupancy of the Premises and there remains sufficient of the Premises for the continued use of Tenant, then this Lease shall terminate only as to the part so taken, as of the date that possession of such part of the Premises is taken, and the Rent herein provided for shall be reduced to reflect the same proportion as the fair market rental value of the Premises after the taking bears to the fair market rental value of the Premises before the taking. In the event of a partial taking, Landlord agrees to replace or repair the Building facility constituting a portion of the Premises to its condition as existed when the Term commenced, and without regard to improvements made by Tenant, by reinstalling plumbing, electrical, wiring, walls and paving, if necessary, so that such Building facility shall be completely operable and an integral whole, but at a cost to Landlord not to exceed the condemnation award received by Landlord. In the event of such partial taking, Landlord shall be entitled to receive all amounts described in the second sentence of paragraph (a) above; and none of Landlord’s interest in the above shall be subject to any diminution or apportionment whatsoever. Tenant shall be entitled to compensation paid under any partial taking for the taking of any improvements made to the Premises by Tenant which remain the property of Tenant.
(c)    Landlord and Tenant agree to execute all documents and assignments reasonably necessary to carry out this Section 11 in the event of condemnation or purchase in lieu thereof.
(d)    Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.
12.Maintenance and Repairs; Utilities.
(a)    Maintenance by Landlord. Landlord shall, subject to reimbursement as part of Expenses, repair and maintain (i) the structural portions of the roofings and the roof coverings of the Buildings or any part thereof; (ii) the Systems (excluding any specialty systems installed by or for Tenant); (iii) the Parking Areas, including all costs of resurfacing and restriping the Parking

Areas, walkways, driveways, curbs, lighting systems, and security services; (iv) the San Diego Facility, including signs and directories on the Building or the Land, interior and exterior landscaping (including maintenance Contracts and fees payable to landscaping consultants), amenities, interior sprinkler systems, walkways, lighting systems, and security services; (v) window glass replacement and repair; (vi) machinery, tools, and equipment used in connection with the operation or maintenance of the Buildings; and (vii) the foundation, the footings, the floor slabs, and the load-bearing walls and exterior walls of the Buildings or any part thereof. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.
Notwithstanding anything to the contrary contained in this Lease, as of the Commencement Date, the maintenance and repair obligations for the Premises shall be allocated between Landlord and Tenant as set forth on Exhibit E attached hereto. The maintenance obligations allocated to Tenant pursuant to Exhibit E (the “Tenant Maintenance Obligations”) shall be performed by Tenant at Tenant’s sole cost and expense. The Tenant Maintenance Obligations shall include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Tenant Maintenance Obligations. During any period where Tenant is responsible for the Tenant Maintenance Obligations as provided for in this paragraph, Landlord shall, notwithstanding anything to the contrary contained in this Lease, have no obligation to perform any Tenant Maintenance Obligations. The Tenant Maintenance Obligations shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Project, and Landlord shall, during any period that Tenant is responsible for the Tenant Maintenance Obligations, continue to be responsible, as part of Expenses, for capital repairs and replacements required, in Landlord’s reasonable discretion, to be made to the San Diego Facility. If Tenant fails to maintain any portion of the Premises in a manner reasonably acceptable to Landlord within the requirements of this Lease, Landlord shall have the right, but not the obligation, to provide Tenant with written notice thereof and to assume the Tenant Maintenance Obligations if Tenant does not cure Tenant’s failure within 10 days after receipt of such notice.
(b)    Maintenance by Tenant. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (i) floor covering; (ii) interior partitions; (iii) doors; (iv) the interior side of demising walls; and (v) Alterations performed by contractors retained by Tenant. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice.
(c)    Separately Metered Utilities. Tenant shall contract directly with the applicable utility companies, and Tenant shall pay such utility companies directly for all Utilities serving the Premises.

13.Assignment and Subletting. Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) assign all or any portion of the Premises or the license to use the Parking Areas provided hereunder; provided that, subject to the terms and conditions hereof, Tenant may at any time without Landlord’s consent, assign this Lease (or sublet all or any portion of the Premises) to, or permit the use or occupancy of all or any portion of the Premises or the Parking Areas by, any Affiliate of Tenant so long as Tenant gives Landlord notice of such Affiliate assignment or sublease at least ten (10) business prior to such sublease or assignment, accompanied by an executed counterpart of any assignment or sublease agreement concerned (from which any financial terms may be redacted). No assignment or subletting shall relieve Tenant of its covenants and obligations under this Lease, and Tenant shall continue to be liable for the payment, satisfaction, and performance of all obligations of Tenant hereunder to the same extent as though no assignment or subletting had been made. Subject to the foregoing, this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.
If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least 10 business days before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 10 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion, or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 15 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall not be required to pay to Landlord a fee in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.
As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:
(i)    that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this

Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and
(ii)    a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the San Diego Facility, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the San Diego Facility (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the San Diego Facility for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.
The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.
14.Signs and Fixtures.
(a)    Tenant shall not erect any type or size of sign or signs (including electric or gas signs) on the roof or on the walls of the Buildings without the prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay; provided that, subject to applicable laws, codes and restrictions, Tenant shall have the right, without the consent of Landlord, to erect, maintain and operate signs bearing the corporate name, logo or other trademarks of Quidel in replacement of (and generally comparable in size to and specifications and aesthetics of) the signs currently at or on the Buildings or in or on any other part of the Premises and bearing the “Abbott” or “Alere” corporate name, logo or other trademarks. Any such signage which is approved by Landlord or otherwise permitted to be erected, maintained and operated pursuant to this Section 14(a) shall be erected, maintained and operated by Tenant, at its sole cost and expense, in compliance with all applicable Laws.

(b)    Subject to Section 5 above, Tenant shall also have the right to install any equipment or trade fixtures required in the operation of its business, which such equipment or trade fixtures shall be deemed Tenant’s Property.
(c)    Upon the expiration or termination of this Lease or any renewal thereof, Tenant shall, at Tenant’s sole cost and expense (i) have the right, but not the obligation, to remove from the Premises Tenant’s Property and (ii) remove any and all signs installed by Tenant at the Premises, provided that, in each case, Tenant will repair any damage to the Premises caused by such removal.
15.Liens. Tenant shall use commercially reasonable efforts to prevent mechanic’s or other liens from being placed upon the Premises, the Buildings, any portion of the San Diego Facility or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant shall give Landlord Notice at least fifteen (15) days prior to the commencement of any work requiring Landlord’s approval in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. If a lien is so placed, Tenant shall, within thirty (30) days of Notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law; provided that Tenant may contest any such lien or claim therefor by first furnishing Landlord with a surety bond or title insurance insuring over such lien and thereafter taking such actions as are sufficient to prevent the enforcement of such lien or the forfeiture of the Premises. If Tenant fails to discharge the lien within such thirty (30) day period, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within thirty (30) days after receipt of an invoice from Landlord.
16.Waivers. Any agreement on the part of Tenant or Landlord to extend the time for the performance of any of the obligations or other acts of the other Person party to this Lease shall be valid only if set forth in an instrument in writing signed on behalf of such Person. The failure or delay of Tenant or Landlord to assert any of its rights under this Lease or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by Tenant or Landlord of any of its rights under this Lease preclude any other or further exercise of such rights or any other rights under this Lease.
17.Quiet Enjoyment and Impairment of Use. Landlord covenants that, subject to all matters of record encumbering the San Diego Facility including, without limitation, Rooftop Easement and Assignment Agreement dated March 21, 2012 and recorded April 18, 2012 as Instrument No. 2012-0226587 among the official records of San Diego County, California, Tenant, upon payment of Rent and performance of its undertakings herein specified, shall and may peacefully and quietly have, hold, and enjoy the Premises for the Term, with all the rights and privileges and for the uses herein provided, and Landlord acknowledges and agrees that this covenant is a covenant running with the land and is an integral part of Tenant’s leasehold estate in the Premises.

18.Tenant’s Self-Help Rights. Notwithstanding any provision set forth in this Lease to the contrary, if at any time (a) Tenant provides prior Notice to Landlord of an event or circumstance that requires the action of Landlord with respect to repair and/or maintenance, (b) Landlord is, in fact, required to perform repairs and/or maintenance under the terms of this Lease or is otherwise in default, and (c) Landlord fails to commence such action within a reasonable period of time (given the circumstances) after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice (or within five (5) Business Days in the case of an emergency) (provided that, for purposes of this Section 18, to “commence” such action includes any steps taken by Landlord to design, consult, bid or seek permit or other governmental approval in connection with the necessary work so long as Landlord thereafter diligently continues the cure in good faith), then Tenant may deliver an additional ten (10) days’ Notice to Landlord specifying that the thirty (30)-day period (or five (5)-Business Day period, if applicable) has expired, which Notice shall describe the specific action required and that Tenant intends to take or commence such required action. If such action is required under the terms of this Lease to be taken by Landlord and is not taken by Landlord within such ten (10)-day period, then Tenant may proceed to take the required action and shall be entitled to reimbursement by Landlord of Tenant’s reasonable and necessary, actual out-of-pocket costs and expenses in taking such action (and only such action as specified in the ten (10)-day Notice given to Landlord). Such amounts shall be reimbursed by Landlord within fifteen (15) Business Days after receipt from Tenant of a detailed invoice setting forth a breakdown of the costs and expenses incurred in connection with the action taken by Tenant. If Tenant takes such action, and such work affects the Systems or the Building structure, then Tenant shall use only those contractors used by Landlord in the Building for work on such Systems or structure.
19.Events of Default; Remedies.
(a)    Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default, following the expiration of each applicable notice and cure period (each, an “Event of Default”):
(i)    Tenant’s failure to pay when due all or any portion of the Rent, provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.
(ii)    Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within thirty (30) days of Tenant’s receipt of Notice of attachment.
(iii)    To the extent permitted by Law, (A) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State Law, or (B) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (C) the filing by or against Tenant or any guarantor of this Lease of any proceeding under an insolvency or bankruptcy Law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within ninety (90) days, or (D) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor of this Lease, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (E) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.
(iv)    Abandonment pursuant to the terms of California Civil Code Section 1951.3 of the Premises by Tenant.
(v)    Tenant fails to maintain the insurance coverages to the extent required under Section 8.
(vi)    Tenant’s failure to comply in all material respects with any other term, provision or covenant of this Lease not enumerated in clauses (i) through (v) above, if the failure is not cured within thirty (30) days after Notice to Tenant.
However, if any failure to comply described in clause (vi) of this Section 19(a) cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure (but, subject to the proviso in this paragraph, not exceeding a period of time in excess of one hundred twenty (120) days after Notice thereof from Landlord to Tenant) so long as: (1) Tenant commences to cure the failure within thirty (30) days, and (2) Tenant diligently pursues a course of action to cure the failure and bring Tenant back into compliance with this Lease; provided further that to the extent such failure (x) is not cured within such one hundred twenty (120) day period as result of a failure or inability to receive any required approval from a Governmental Authority and (y) the request for such approval, together with the requisite accompanying documentation, was submitted to such Governmental Authority prior to the expiration of such one hundred twenty (120) day period, the cure period shall be extended by the period of time such request for approval is pending before such Governmental Authority. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured promptly upon Notice to Tenant.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law.
(b)    Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies (and in connection therewith Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, and waives any and all other notices or demand requirements imposed by applicable Law, in each case except for those notices and demands required pursuant to the terms of this Section 19):
(i)    Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(A)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(B)
The Worth at the Time of Award of the amount by which the unpaid Rent that would have been earned after termination until the time of award, exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(C)
The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term (excluding any Renewal Period first commencing after the date of the Notice of default from Landlord) after the time of award, exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(D)
Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The “Worth at the Time of Award” of the amounts referred to in parts (A) and (B) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5% (the “Default Rate”). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (C), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;
(ii)    Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or
(iii)    Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19(b)(i).
(c)    TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION PURSUANT TO THIS SECTION 19.
(d)    If Tenant is in default, then, to the extent permitted by Law, Landlord shall be entitled to receive interest on any unpaid item of Rent at the Default Rate.
20.Subordination; Attornment. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) or encumbrances now or subsequently arising upon the Premises, the Buildings, or the San Diego Facility, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”), provided with respect to any Mortgage first coming into effect after the Effective Date, this Lease shall be subject and subordinate to such Mortgage only on the condition Tenant receives from the Mortgagee a subordination, nondisturbance and attornment agreement in a commercially reasonable form. This clause shall be self-operative except as provided above, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest.
21.Surrender of Premises. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord in the same condition as received on the Commencement Date, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Related Party (collectively, “Tenant HazMat Operations”), broom clean, and in good order, condition and repair, ordinary wear and tear and casualty excepted. In addition, Tenant shall not be required to remove any Landlord approved Alterations unless Landlord stated in writing at the time of approval of the Alteration that such Alternation would need to be removed. Tenant shall pay for or reimburse Landlord, as applicable, for any damage, expense or loss suffered by Landlord in connection with Tenant’s removal of Tenant’s Property or approved Alterations, if applicable. If Tenant fails to remove any of Tenant’s Property within thirty (30) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within thirty (30) days after

Notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.
At least two (2) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.
If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may reasonably deem appropriate to assure that the Premises and the San Diego Facility are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the preceding paragraph.
22.Holding Over. Without in any way limiting or negating the provisions of Section 20, in the event Tenant shall continue to occupy the Premises after the expiration of the Term, such holding over shall be deemed to be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall (i) pay an amount (on a per month basis without reduction for partial months during the holdover) equal to the sum of (a) (x) 125% of the Base Rent during the first three (3) months of any such holdover and (y) thereafter, 150% of the Base Rent and (b) Additional Rent and (ii) otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, if Tenant holds over for more than 90 days, Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord from time to time prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential then exists for consequential damages.
23.Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Persons at the following addresses:
if to Landlord, to:
c/o Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101
Attn: Corporate Secretary
with a copy to:
c/o Alexandria Real Estate Equities, Inc.
10996 Torreyana Road, Suite 250
San Diego, California 92121
Attn: Daniel J. Ryan
Facsimile: (626) 578-7318
Email: dryan@are.com
if to Tenant, to:
Quidel Corporation
12544 High Bluff Drive, Suite 200
San Diego, California 92130
Attn: Chief Financial Officer
Facsimile: (858) 646-8028
with a copy (which shall not constitute notice) to:
Quidel Corporation
12544 High Bluff Drive, Suite 200

San Diego, California 92130
Attn: General Counsel
Facsimile: (858) 646-8028
and

Procopio, Cory, Hargreaves & Savitch LLP
525 “B” Street, Suite 2200
San Diego, California 92101
Attn: Thomas W. Turner, Jr., Esq.
Facsimile: (619) 235-0398
or such other address as such party may hereafter specify by like notice to the other party. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
24.Parking Areas. Tenant’s license to use the Parking Areas shall be subject to such terms, conditions, rules, and regulations as Landlord may reasonably impose from time to time, provided that the same are applied to all other users of the Parking Areas. The license granted hereunder is for self-service parking only and does not include additional rights or services. Tenant recognizes that visitors, clients, and customers (collectively, “Visitors”) to the Land, the Buildings, and the Premises must park vehicles only in areas designated by Landlord from time to time as being for the use of such Visitors, and Tenant hereby agrees to ask its Visitors to park only in the areas designated by Landlord from time to time for the use of Tenant’s Visitors. In no event shall Tenant be permitted to utilize more than its proportionate share of the parking spaces in the Parking Areas of the San Diego Facility and Landlord hereby reserves the right to allocate the Parking Areas between the buildings in the San Diego Facility. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the San Diego Facility.
25.No Brokers. Landlord shall not be liable for the payment of brokers or finders fees, if any, pertaining to this Lease. Tenant shall pay for any brokers or finders fees, if any, payable with respect to this Lease, including any brokers or finders fees payable to Hughes Marino.
26.Remedies Cumulative. No right or remedy herein conferred upon or reserved to any party to this Lease is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative.

27.Short Form Lease. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.
28.Estoppel Certificates. Tenant agrees at any time and from time to time upon no less than fifteen (15) Business Days’ prior Notice by Landlord to execute, acknowledge, and deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the date to which the Rent has been paid in advance, if any, (iii) stating whether or not to the best knowledge of the signer of such certificate Tenant or Landlord is in default in performance of any such covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, and (iv) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon, it being intended that any such statement delivered pursuant to this Section 28 may be relied upon by any prospective purchaser of the Premises and any mortgagee thereof and their respective successors and assigns. Landlord agrees at any time and from time to time upon not less than fifteen (15) Business Days’ prior Notice by Tenant to execute, acknowledge and deliver to Tenant a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there shall have been modifications that the same is in full force and effect as modified and stating the modifications), (ii) the date to which the Rent has been paid in advance, if any, (iii) stating whether or not to the best knowledge of the signer of such certificate Tenant is in default in performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, and (iv) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon, it being intended that any such statement delivered pursuant to this Section 28 may be relied upon by any prospective assignee of Tenant’s interest in this Lease.
29.Governing Law, Jurisdiction, and Venue.
(a)    This Lease shall be governed by and construed in accordance with the Laws of the State of California without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Laws of any other jurisdiction.
(b)    All Actions arising out of or relating to this Lease shall be heard and determined in any state or federal court located within San Diego County, California and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 29(b) shall not constitute general consents to service of process in the State of California and shall have no effect for any purpose except as provided in this Section 29(b) and shall not be deemed to confer rights on any Person other than the parties. Each of Tenant and Landlord agrees that service of process upon it, as applicable, in any Action arising out of or relating to this Lease shall be effective if Notice is given by overnight courier at the address set forth in Section 23. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law;

provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a trial court judgment.
30.Specific Enforcement; Attorneys’ Fees. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Lease is not performed in accordance with its specific terms or is otherwise breached. Subject to the following sentence, the parties acknowledge and agree that each of the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Lease and to enforce specifically the terms and provisions hereof in the courts described in Section 29(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Lease. The parties acknowledge and agree that any Person party hereto seeking an injunction or injunctions to prevent breaches of this Lease and to enforce specifically the terms and provisions of this Lease in accordance with this Section 30 shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all reasonable attorneys’ fees, costs and expenses incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such Action and shall be enforceable whether or not the Action is prosecuted to judgment.
31.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS LEASE.
32.Interpretation.
(a)    When a reference is made in this Lease to an Article, a Section, or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to this Lease unless otherwise indicated. The table of contents and headings contained in this Lease are for reference purposes only and shall not affect in any way the meaning or interpretation of this Lease. Whenever the words “include”, “includes” or “including” are used in this Lease, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Lease shall refer to this Lease as a whole and not to any particular provision of this Lease. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Lease are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments, schedules and exhibits thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b)    The parties have participated jointly in the negotiation and drafting of this Lease and, in the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring the parties by virtue of the authorship of any provision of this Lease.
33.Entire Agreement
. This Lease, and the Purchase Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.
34.Counterparts. This Lease may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other Persons party hereto.
35.Indemnification.
(a)    Indemnification by Tenant. Subject to the waivers in Section 9, Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Related Parties”) harmless from and against any and all Actions for injury or death to persons or damage to property occurring within or about the Premises or the San Diego Facility arising directly or indirectly out of use or occupancy of the Premises or the San Diego Facility (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the San Diego Facility) or the a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Related Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Actions for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Related Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the San Diego Facility or of any other third party or Tenant Parties.
In addition to the foregoing and notwithstanding anything to the contrary contained in this Lease, Tenant hereby indemnifies and agrees to defend, save and hold Landlord and any Landlord Insurance Companies harmless from and against any and all Actions to the extent arising from and/or related to Landlord having named Abbott as required under Section 8 of the Abbott Leases as an additional insured under Landlord’s insurance policies. As used herein, “Landlord Insurance Companies” shall mean any insurance companies with respect to which Landlord is required to name Abbott as an additional insured under Section 8 of the Abbott Leases.
(b)    Indemnification by Landlord. Subject to the waivers in Section 9  and except as otherwise provided for in Section 35(e)(ii) and elsewhere in this Lease, Landlord shall defend,

indemnify, save and hold Tenant harmless from and against any and all Actions for injury to or death of any person, or loss of or damage to property, sustained or occurring in or about the San Diego Facility to the extent arising from the negligence or willful misconduct of Landlord or any of the Landlord’s officers, directors, employees, managers or agents.
(c)    Procedures for Indemnification of Third Party Claims.
(i)    Any Landlord Related Party or Tenant seeking indemnification under this Agreement (an “Indemnitee”) with respect to any claim asserted against such Indemnitee by a Person other than Landlord, Tenant or any Affiliate of Landlord or Tenant (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 35(a) or Section 35(b), as applicable, shall promptly deliver to the other Party (the “Indemnifying Party”) a Notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim or, in the alternative, include a copy of all papers served with respect to such Third Party Claim (if any); provided, however, that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Section 35, unless the Indemnifying Party is materially prejudiced as a result of such failure.
(ii)    If a Third Party Claim is asserted against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party delivers a Notice to the Indemnitee within thirty (30) days after receipt of a Third Party Claim Notice (or sooner, if the nature of the Third Party Claim so requires) stating that the Indemnifying Party shall assume and control the defense of such Third Party Claim and specifying any reservations to its defense (except that the failure to so specify any reservation to its defense in a timely delivered Notice shall not affect the validity of such Notice except to the extent the Indemnitee is materially prejudiced as a result of such failure), the Indemnifying Party may assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee and settle such Third Party Claim at the discretion of the Indemnifying Party; provided, that the Indemnifying Party shall not, except with the written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any Judgment that (i) does not include the provision by the Person(s) asserting such claim to all indemnified parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (ii) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, (iii) includes injunctive or other nonmonetary relief affecting any Indemnitee other than nonmonetary relief incidental to the monetary damages that does not restrict the operation of the businesses of the Indemnified Party or (iv) includes monetary amounts that would be payable by the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal fees or expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense), provided, further, that if, based on the reasonable opinion of legal counsel to the Indemnitee reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnitee which makes representation of both parties inappropriate under applicable standards of professional conduct, the reasonable fees and expenses of such separate counsel shall constitute indemnifiable Liabilities pursuant to this Section 35; provided, further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Indemnitee may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnitee irrevocably waives its right to indemnity under this Section 35 and fully releases the Indemnifying Party with respect to such Third Party Claim. If an Indemnifying Party elects not to assume and control the defense of any Third Party Claim or fails to notify the Indemnitee of its election within thirty (30) days after receipt of a Third Party Claim Notice, then such Indemnitee shall be entitled to continue to conduct and control the defense of such Third Party Claim and the reasonable fees and expenses of counsel for the Indemnitee in connection with the defense of such Third Party Claim shall constitute indemnifiable Liabilities pursuant to this Section 35.
(iii)    The parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Third Party Claim. Such cooperation shall, upon reasonable Notice to the party providing such cooperation, include (i) providing, and causing their respective Affiliates to provide, documentary or other evidence in its possession or control that is reasonably related to the Third Party Claim, (ii) implementing, and causing their respective Affiliates to implement, reasonable record retention or litigation hold policies and (iii) making available, and causing their respective Affiliates to make available, directors, officers and employees to give depositions or testimony. Except as otherwise provided in Section 35(c)(ii), the party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.
(d)    Additional Matters.
(i)    Indemnity payments or other payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Section 35 shall be paid reasonably promptly (but in any event within a reasonable amount of time after the final determination of the amount that the Indemnitee is entitled to indemnification under this Section 35) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnity payments, including documentation with respect to calculations made and consideration of any insurance proceeds that actually reduce the amount of such Liabilities.

(ii)    If any Indemnitee has a claim against any Indemnifying Party under this Section 35 that does not involve a Third Party Claim being asserted or threatened against such Indemnitee (a “Direct Claim”), such Indemnitee shall promptly deliver to the Indemnifying Party a Notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim; provided, that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Section 35, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.
(e)    Limitations on Liability.
(i)    EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 19, 22 AND 39, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE) BREACH OF STATUTORY DUTY OR OTHERWISE, IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE PERFORMANCE HEREOF, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
(ii)    NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF, ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS AND BASE RENT COLLECTED BY LANDLORD FROM AND AFTER ANY JUDICIAL ADJUDICATION OF

LIABILITY IN FAVOR OF TENANT AGAINST LANDLORD; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.
36.Additional Development. Tenant acknowledges that Landlord, in its sole discretion, may from time to time expand, renovate and/or reconfigure the San Diego Facility as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the San Diego Facility; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the San Diego Facility and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the San Diego Facility and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the San Diego Facility. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, (i) Landlord shall not change the size, dimensions, location or Tenant’s permitted use of the Premises nor shall the costs of constructing any such development be included as part of Expenses, and (ii) the development described in this Section 36 shall not (x) materially interfere with Tenant’s use and enjoyment of the Premises other than temporarily during any construction, and Landlord shall use reasonable efforts to minimize such interference, and (y) materially increase Tenant’s obligations under this Lease.
37.CASp Inspection. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and waives its rights to obtain a CASp inspection with respect to the Premises to the extent permitted by any Law now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Law, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the date that is the earlier of (1) the date Tenant has commenced construction of its initial tenant improvements, if any, or (2) the Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day, (2) only after ten (10) days’ prior Notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within three (3) Business Days after Tenant’s receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Premises that are Landlord’s obligation to repair, if any, then (1) Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Law to correct such violations, and (2) notwithstanding anything to the contrary contained in this Lease, Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within thirty (30) days after Tenant’s receipt of an invoice therefor from Landlord.
38.Must Take Space.
(a)    Abbott Leases
(i)    On or about the date of this Lease, Landlord assumed the role of landlord under two (2) separate lease agreements (each an “Abbott Lease”, collectively, the “Abbott Leases”) with Abbott Laboratories, Inc., an Illinois corporation, or an affiliate thereof (“Abbott”) as Tenant, with respect to all of Building A, located on the portion of the land commonly known as 9975 Summers Ridge Road, San Diego, California 92122 (54,042 rentable sq. ft.), and Building B (70,419 rentable sq. ft.), located at the portion of the land commonly known as 9995 Summers Ridge Road, San Diego, California 92122 (collectively, the “Abbott Premises”) for a term that originally commenced on October 6,

2017 and extended two (2) years with respect to Building A (which such Building A space is subject to two options to renew exercisable by Abbott for additional one (1) year periods) and five (5) years with respect to Building B (which such Building B Space is subject to one option to renew exercisable by Abbott for an additional two (2) year period) (the original expiration date for such Abbott Leases being the “Scheduled Abbott Lease Expirations”, however, if Abbott exercises any renewal option with respect to either such Abbott Lease, then the extended term for such Abbott Lease shall be the Scheduled Abbott Lease Expiration for such Abbott Lease).
(b)    Must Take Premises. Each time during the Term of this Lease that the term of either Abbott Lease expires, the applicable portion of the Abbott Premises (“Must Take Premises”) shall automatically be added to and become a part of the Premises hereunder for the remaining Term of this Lease at the following triple net rental rates (it being agreed that the Lease Years noted in the chart below shall correspond with the Lease Years for the initial Premises leased hereunder such that if the Must Take Premises for Building A becomes a part of the Premises during Lease Year 3 for the initial Premises, then the initial rental rate payable by Tenant with respect to such Must Take Premises shall be $1.84 per square foot of rentable area and the same shall escalate on the same Base Rent Adjustment Date as is applicable with respect to the Premises):

Must Take Space Base Rent Table
	Building A Office		Building B Lab
RSF		54,042 RSF		70,419 RSF
Annual Increases		2.50%		2.50%

	$/SF/Mo	$/Year	$/SF/Mo	$/Year
Year 1	$1.75	$1,134,882	$2.50	$2,112,570
Year 2	$1.79	$1,163,254	$2.56	$2,165,384
Year 3	$1.84	$1,192,335	$2.63	$2,219,519
Year 4	$1.88	$1,222,144	$2.69	$2,275,007
Year 5	$1.93	$1,252,697	$2.76	$2,331,882
Year 6	$1.98	$1,284,015	$2.83	$2,390,179
Year 7	$2.03	$1,316,115	$2.90	$2,449,934
Year 8	$2.08	$1,349,018	$2.97	$2,511,182
Year 9	$2.13	$1,382,744	$3.05	$2,573,961
Year 10	$2.19	$1,417,312	$3.12	$2,638,310
Year 11	$2.24	$1,452,745	$3.20	$2,704,268
Year 12	$2.30	$1,489,064	$3.28	$2,771,875
Year 13	$2.35	$1,526,290	$3.36	$2,841,172
Year 14	$2.41	$1,564,447	$3.45	$2,912,201
Year 15	$2.47	$1,603,559	$3.53	$2,985,006
Total		$20,350,621		$37,882,450

The Must Take Premises shall be accepted by Tenant in its as-is condition as of the date that the applicable Must-Take Premises becomes part of the Premises; provided, however, that if on such date when the applicable Must-Take Premises becomes part of the Premises (i) any of the Systems in such Must-Take Premises is not in good operating condition, Landlord shall, at Landlord’s sole cost and expense and not as a reimbursable Expense, repair such System(s) so that such System(s) is/are in good operating condition, and (ii) the structural elements of the Must-Take Premises have deteriorated, other than as a result of normal wear and tear during the term of the Abbott Leases, from their condition as of the Commencement Date (as evidenced by property condition reports obtained by Landlord, copies of which shall be provided to Tenant) (“Baseline Condition”) such that structural repairs are required for the Must-Take Premises to be in structurally sound condition, Landlord shall, at Landlord’s sole cost and expense and not as a reimbursable Expense, complete such repairs to return the structural elements to substantially the Baseline Condition, and thereafter Landlord’s and Tenant’s respective maintenance and repair obligations under this Lease shall apply. The Base Rate with respect to such Must Take Premises shall be as set forth on the chart set forth above, and the Lease shall otherwise be on the same terms and conditions as this Lease, except as expressly set forth herein. In no event shall Tenant be required to take any portion of the Must Take Premises prior to the applicable Scheduled Abbott Lease Expirations. As of each respective commencement date with respect to the Must Take Premises, Tenant shall be required to also pay Building Operating Expenses and Project Expenses attributable with respect to each building in which the Must Take Premises is located. For purposes of calculating Tenant’s obligation to pay for Building Operating Expenses and Project Expenses with respect to the Must Take Premises, the Building Operating Expenses and Project Expenses shall include the continued amortization of any capital improvements or repairs made prior to Tenant leasing such Must Take Premises from Landlord as if Tenant were leasing such Must Take Premises under this Lease at the time such capital improvements or repairs were made. For the avoidance of any doubt, the Term of the lease with respect to the Must-Take Premises shall expire on the same date as the Term of the lease for the original Premises.
(c)    Tenant Improvement Allowance. At such time as the portion of the Abbott Premises being located in Building A becomes Must Take Premises, Landlord shall make available to Tenant a tenant improvement allowance in the amount of $2,702,100.00 (being Fifty Dollars ($50.00) per rentable square feet of that portion of the Must Take Premises being located in Building A) (the “Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in that portion of the Must Take Premises located in Building A (the “Tenant Improvements”), which Tenant Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. Landlord may require that the Tenant Improvements be commensurate with a modern workplace standard. The Improvement Allowance shall be available only for the design and construction of the Tenant Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Tenant Improvements. The Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 5 of this Lease. The contractor for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.
Upon completion of the Tenant Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans, if available, for the Tenant Improvements. Notwithstanding the foregoing, if the cost of the Tenant Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Tenant Improvements from the commencement Date of that portion of the Must Premises consisting of Building A through the date that is 36 months after the commencement date of such Building A portion of the Must Take Premises (the “Outside Improvement Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant. Tenant shall otherwise accept the Must Take Premises in their then as-is condition. Notwithstanding anything to the contrary in this Lease, Tenant shall have no rights to any portion of the TI Allowance until the commencement date with respect to that portion of the Must Take Space located in Building A.
(d)    Amendment. At such time as any Must Take Premises becomes a part of a Premises hereunder, the parties shall enter and deliver an amendment to this Lease reflecting the addition thereof on the terms and conditions set forth herein.
39.Environmental Requirements.
(a)    Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the San Diego Facility in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over or any other occupancy results in contamination of the Premises, the San Diego Facility or any adjacent property or if contamination of the Premises, the San Diego Facility or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the San Diego Facility, or the loss of, or restriction on, use of the Premises or any portion of the San Diego Facility), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the San Diego Facility or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the San Diego Facility or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the San Diego Facility or any adjacent property substantially to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the San Diego Facility.
(b)    Business. Landlord acknowledges that it is not the intent of this Section 39 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the San Diego Facility (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion);

all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the San Diego Facility for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with the terms of this Lease cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.
(c)    Intentionally Omitted.
(d)    Testing. Landlord shall have the right, at its expense, and not as an Expense, to conduct annual tests of the Premises to determine whether any contamination of the Premises or the San Diego Facility has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right, at its expense, and not as an Expense, to conduct appropriate tests of the Premises and the San Diego Facility to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 39, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.
(e)    Intentionally Omitted.
(f)    Underground Tanks. In no event shall Tenant have the right to install underground tanks.
(g)    Tenant’s Obligations. Tenant’s obligations under this Section 39 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)    Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the San Diego Facility, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
40.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
41.Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. The provisions of Section 41 shall not apply so long as Tenant is a public company and its financial information is publicly available.
42.Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.
43.EV Charging Stations. Landlord shall not unreasonably withhold its consent to Tenant’s written request to install 1 or more electric vehicle car charging stations (“EV Stations”) in the parking area serving the San Diego Facility; provided, however, that Tenant complies with all reasonable requirements, standards, rules and regulations which may be imposed by Landlord, at the time Landlord’s consent is granted, in connection with Tenant’s installation, maintenance, repair and operation of such EV Stations, which may include, without limitation, the charge to Tenant of a reasonable monthly rental amount for the parking spaces used by Tenant for such EV Stations, Landlord’s designation of the location of Tenant’s EV Stations, and Tenant’s payment of all costs whether incurred by Landlord or Tenant in connection with the installation, maintenance, repair and operation of each Tenant’s EV Station(s).  Nothing contained in this paragraph is intended to increase the number of parking spaces which Tenant is otherwise entitled to use at the San Diego Facility pursuant to the terms of this Lease nor impose any additional obligations on Landlord with respect to Tenant’s parking rights at the San Diego Facility.
44.Force Majeure. Landlord and Tenant shall not be responsible or liable for delays in the performance of its respective obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of the party obligated to perform (“Force Majeure”), except with respect to Tenant’s obligations to pay Rent hereunder unless the national banks in the United States are closed as a result of Force Majeure in which case payment of Rent may be delayed until the national banks reopen for business.
45.Certain Defined Terms. For purposes of this Lease:
“Action” means any legal or administrative proceeding, suit, claim, audit, investigation, arbitration, mediation or action.
“Additional Rent” means all sums of money, other than Base Rent, that shall become due from and payable by Tenant pursuant to this Lease.
“Affiliate” means, as to either party, any other individual or entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such party. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Amenity Center Operating Expenses” means (a) all costs to operate, maintain, repair, replace, supervise, insure, and administer the Amenity Center, and further including supplies, materials, labor, and equipment used in or related to the operation and maintenance of the Amenity Center, including signs and directories on the Building or the Land, interior landscaping (including maintenance contracts and fees payable to landscaping consultants), amenities, walkways, lighting systems, and security services, if any, provided by Landlord for the Amenity Center, and (b) without duplication of (a), Maintenance and Repair Costs and Life Safety and Security Costs, to the extent actually paid or incurred by Landlord in connection with the ownership, operation, maintenance, and repair of the Amenity Center. For the avoidance of any doubt, Landlord shall be not entitled to recover from Tenant (i) any portion of the Amenity Center Operating Expenses which Landlord is entitled to recover from Abbott under the Abbott Leases and (ii) any amounts payable by Abbott to Tenant under any other agreements (other than the Abbott Leases) between Tenant and Abbott. In addition, any amounts paid by Abbott to Landlord under the Abbott Leases for Shared Space Operating Expenses (as defined in the Abbott Leases) shall be delivered to Tenant, but only to the extent required to reimburse Tenant for Abbott’s share under the Abbott Leases of the applicable costs reasonably required to be incurred by Tenant for Amenity Center Operating Expenses.
“Building Operating Expenses” means Maintenance and Repair Costs and Life Safety and Security Costs actually paid or incurred by Landlord in connection with, and solely to the extent attributable to, the ownership, operation, maintenance, and repair of the Buildings or the Premises or any part thereof pursuant to this Lease, but expressly excluding Non-Qualifying Expenses and Amenity Center Operating Expenses. For the avoidance of doubt and notwithstanding anything herein to the contrary, Building Operating Expenses shall include, without limitation, all Premises and San Diego Facility related costs in connection with the shell and core of the Premises, site improvements, maintenance, taxes, utilities, insurance, the amortized costs of capital repairs and improvements and administrative rent for management services in the amount of 1.0% of the then applicable Base Rent.
“Business Day” means any day that is not a Saturday, a Sunday or other day that (a) is a statutory holiday under the federal Laws of the United States or (b) is otherwise a day on which banks in San Diego, California are authorized or obligated by Law or executive order to remain closed.
“Computation Year” means each twelve (12) consecutive month period commencing on January 1 of each calendar year during the Term.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, or contract.
“Environmental Laws” means, collectively, Laws and Judgments relating to pollution or the protection of the environment or natural resources.
“Expenses” means, individually or collectively, Project Expenses and/or Building Operating Expenses, as the context may require.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“Insurance Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the San Diego Facility, including premiums for commercial general liability insurance and all-risk, fire, and extended coverage insurance, earthquake insurance, and flood or surface water coverage.
“Judgment” means an order, judgment, injunction, ruling, writ or decree of any Governmental Authority.
“Laws” means all state, federal, local, national, foreign or multinational laws, statutes, ordinances, codes, rules or regulations.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, Action or Judgment of a Governmental Authority and those arising under any Contract.
“Life Safety and Security Costs” means all reasonable costs to (1) install, maintain, repair, and replace all life safety systems, including (a) costs of fire alarm systems serving a Building, the Premises or the Amenity Center, and (b) costs of security and security systems at the Land, including service or maintenance Contracts with independent contractors for Land security and security personnel, and (2) comply with any applicable Laws now in force or hereafter adopted, including the Americans with Disabilities Act, and costs, fines, or penalties incurred due to violation of the same.
“Maintenance and Repair Costs” means all costs to maintain, replace and repair a Building, the Premises, or any part of a Building or the Premises, including (a) costs paid to Third Parties under maintenance, management, and service Contracts for janitorial, security, and refuse removal services; (b) costs to maintain, repair, and replace the structural portions of the roofings and the roof coverings of a Building; (c) costs to maintain, repair, and replace the heating, ventilating, air conditioning, interior sprinkler systems, plumbing, sewer, drainage, electrical, fire protection, escalator, elevator, life safety and security systems (collectively, the “Systems”) and any damage or repairs necessary to be made to a Building or the Premises as a result of a failure or other issue with any such Systems; (d) costs of window glass replacement and repair; (e) costs of any repairs to the foundation, the footings, the floor slabs, and the load-bearing walls and exterior walls of the Buildings located at a Building, the Premises, the Amenity Center or any part of a Building, the Premises, or the Amenity Center; and (f) the cost of capital improvements or repairs, amortized on a pro rata basis over the useful life of such capital improvement or repairs as reasonably determined by Landlord taking into account all relevant factors.
“Non-Qualifying Expenses” means, collectively, (a) expenses incurred for repairs or other work occasioned by fire, windstorm, or other casualty of an insurable nature, or by condemnation to the extent reimbursed by insurance proceeds, it being agreed that any insurance deductibles payable under Landlord’s insurance policies shall be deemed to be a Building Operating Expense; (b) fees, costs, and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants, or in connection with any financing arrangements of Landlord, including promotional and marketing costs and leasing commissions, attorneys’ fees, and rent and other costs incurred in connection with a management or leasing office; (c) expenses incurred in a tenant build-out, renovating, or otherwise improving or decorating, painting, or redecorating space for other tenants, including permit, license, design, space planning, and inspection costs; (d) expenses in connection with services or other benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant (including Landlord); (e) costs of depreciation and amortization; (f) reserves; (g) costs of any item covered by warranty; (h) costs considered to be of a capital nature under Generally Accepted Accounting Principles (“GAAP”), except as set forth in clause (f) of the definition of Maintenance and Repair Costs; (i) costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease; (j) costs or fees paid to Landlord or its Affiliates to the extent in excess of competitive costs or fees paid to independent suppliers and contractors; (k) interest on debt or amortization payments on any mortgages, and rental payments on any ground lease or other underlying lease; (l) Landlord’s general overhead or costs incurred in the operation of the business of the legal entity which constitutes Landlord; (m) compensation or benefits provided to clerks, attendants, or other persons in commercial concessions operated by Landlord; (n) costs of sculpture, paintings, or other objects purporting to be art; (o) travel, entertainment, and gift costs; (p) [intentionally deleted]; (q) salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the San Diego Facility or (ii) officers and employees of Landlord or its affiliates to the extent not assigned to the operation, management, maintenance or repair of the San Diego Facility (provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the San Diego Facility, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the San Diego Facility in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the San Diego Facility); (r) property management fees to the extent in excess of one percent (1%) of the Base Rent; (s) costs arising from or relating to the presence or release of any Hazardous Materials introduced to, or transported to or from, the San Diego Facility by or on behalf of Landlord or any of its Affiliates or its or their Representatives; (t) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement except as set forth in clause (f) of the definition of Maintenance and Repair Costs; (u) costs of signs in or on the Building or the Land or elsewhere at the San Diego Facility identifying Landlord or other tenants’ signs; and (v) costs arising from Landlord’s charitable or political contributions.
“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 23.
“Parking Area Operating Expenses” means all costs to operate, maintain, repair, replace, supervise, insure, and administer the Parking Areas, and further including all supplies, materials, labor, and equipment used in or related to the operation and maintenance of the Parking Areas, including all costs of resurfacing and restriping the Parking Areas, walkways, driveways, curbs, lighting systems, and security services, if any, provided by Landlord for the Parking Areas.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Project Expenses” means the total of the Amenity Center Operating Expenses, Parking Area Operating Expenses, Insurance Expenses, and Taxes and any costs or expenses incurred by Landlord under any declaration of conditions, covenants and restrictions and/or similar documents encumbering the San Diego Facility.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Systems” means all Building systems, including without limitation, mechanical, electrical, plumbing, heating, ventilation and air conditioning.
“Taxes” means all real estate taxes and assessments, which shall include any form of tax, assessment (including any special or general assessments and any assessments or charges for Utilities or similar purposes included within any tax bill for the San Diego Facility, including entitlement fees, allocation unit fees or any similar fees or charges), fee, license fee, business license fee, levy, penalty (only to the extent a result of Tenant’s delinquency), sales tax, rent tax, occupancy tax, or other tax (other than net income, transfer, or franchise taxes), imposed by any Governmental Authority having the power to tax.
“Tenant’s Project Share” shall be the percentage derived by dividing the rentable area of the Premises (as the same may be increased by the Must Take Space from time to time) by the total rentable area within the San Diego Facility. As of the Commencement Date, Tenant’s Project Share shall be deemed to be sixty and seven tenths percent (60.68%) and shall thereafter be updated following the Must Take Spaces being added to the Premises.
“Third Party” means any Person other than Tenant, Landlord and their respective Affiliates.
“Utility Expenses” means the cost of all electricity, water, gas, sewers, oil, and other utilities (collectively, “Utilities”) serving the San Diego Facility.
[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

LANDLORD:

ARE-SD REGION NO. 48, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

	By:	/s/ Gary Dean
Gary Dean
	Its:	Senior Vice President
RE Legal Affairs

[Landlord’s Signature Page to Lease Agreement]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

TENANT:

QUIDEL CORPORATION, a Delaware corporation

By:	/s/ Randall J. Steward
Name:	Randall J. Steward
Title:	CFO

[Tenant’s Signature Page to Lease Agreement]

EXHIBIT A
LEGAL DESCRIPTION AND DEPICTION
OF THE LAND
THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
PARCEL A:
PARCEL NO. 1 (APN 341-470-07):
LOT 7 OF FENTON CARROLL CANYON, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF, NO. 14555, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ON MARCH 10, 2003.
PARCEL NO. 2 (APN 341-470-16):
PARCEL 2 OF PARCEL MAP NO. 21038. IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ON MARCH 27, 2013.

Exhibit A

EXHIBIT B
DEPICTION OF THE AMENITY CENTER

MAIN ENTRANCE
ELECTRICAL ROOM
PHONE ROOM
OFFICE
CONFERENCE ROOM
COPY ROOM
FITNESS CENTER
LOBBY
TRAINING ROOM A
TRAINING ROOM B
SECURITY OFFICE
OPEN SPACE
WATER HEATER
STORAGE
RECEPTIONIST
PHLEBOTOMY LAB
VESTIBULE
CALIBRATION LAB
GROUP ROOM
TELEDATA ROOM
MEN
WOMEN
ELEVATOR ROOM
ELEVATOR
STAIRWELL
BREAK ROOM
FACILITIES STORAGE
FACILITIES STAFF
SOUTH ENTRANCE
PANTRY
MAIN KITCHEN
SERVERY
DINING ROOM

Exhibit B

EXHIBIT C
INTENTIONALLY OMITTED

Exhibit C

EXHIBIT D
INTENTIONALLY DELETED

Exhibit D

EXHIBIT E
MAINTENANCE RESPONSIBILITY MATRIX

(Attached)

Exhibit E

Single-Tenant Maintenance Responsibilities
9965 & 9985 Summers Ridge Road
Quidel Corporation

Maintenance Responsibilities: Single-Tenant, ARE-Managed	Quidel	ARE
Utilities		
Water - domestic, tenant premises	✓	
Water - irrigation		✓
Gas - tenant premises	✓	
Gas - exterior common area		✓
Electric - tenant premises	✓	
Electric - exterior common area		✓
Exterior / Site		
Landscaping		✓
Pest control - exterior		✓
Parking lot sweeping		✓
Project security (roving guard nightly rounds)		✓
Parking lot lighting		✓
Exterior monument and footpath lighting		✓
Landscape irrigation		✓
Exterior window washing		✓
Roof inspection & repair		✓
Domestic backflow preventer certification - Industrial / Domestic		✓
Domestic backflow preventer certification - Fire		✓
Building Interior and Central Plant		
Cold rooms	✓	
Autoclaves	✓	
Glassware washers	✓	
RO/DI laboratory water systems	✓	
Air compressors	✓	
Vacuum pumps	✓	
Laboratory gas distribution systems	✓	
Emergency eyewash and shower stations	✓	
Internal UPS units	✓	
Elevators	✓	
Elevator phone lines	✓	
Fire extinguisher inspection / certification	✓	
Fire sprinkler system	✓	
Fire alarm system	✓	
Building HVAC equipment	✓	
Smoke fire dampers	✓	
Security (burglar alarm)	✓	
Access controls	✓	
CCTV	✓	
Amenity Center - all aspects: management, maintenance, and repair	✓	
Janitorial – tenant premises	✓	
Janitorial – exterior common areas		✓
I/R Testing of electrical systems	✓	
Emergency generator		✓
Central Plant - chillers, boilers, Cooling towers, pumps, etc.	✓	
Water Treatment	✓	
Building Management Systems (BMS)	✓	
Trash & Recycling - pickup & disposal		✓
Environmental monitoring	✓